Exhibit 99.4

SHAREHOLDERS’ AGREEMENT

BETWEEN

PUBLICIS GROUPE S.A.

AND

DENTSU INC.

Dated as of November 30, 2003

i

Table of Contents
(continued)

Page

9.10 Confidentiality	25
9.11 Execution Copies	25
9.12 Entire Agreement	25

Exhibit 1	Major Publicis Competitors
Exhibit 2	Article 8, paragraphs 3, 4, and 7 of the Japanese Ministerial Regulation regarding Financial Statements
Exhibit 3	Form of By-laws (statuts) of Special Purpose Entity (Société en Participation)

ii

     SHAREHOLDERS’ AGREEMENT dated as of November 30, 2003 between DENTSU INC. (“Dentsu”), a company organized under the laws of Japan with its principal office at 1-8-1, Higashi-Shimbashi, Minato-ku, Tokyo 105-7001, Japan, duly represented by Yutaka Narita, and PUBLICIS GROUPE S.A. (“Publicis”), a société anonyme organized under the laws of the Republic of France, with a share capital of €78,118,930, having its registered office at 133, Avenue des Champs-Elysées, 75008 Paris, France, registered with the Commercial Registry of Paris number 542 080 601, duly represented by Maurice Lévy.

     WHEREAS, Publicis has entered into an Agreement and Plan of Merger dated as of March 7, 2002, (as amended, the “Merger Agreement”) with Bcom3 Group, Inc., a corporation organized under the laws of Delaware (“Bcom3”), Philadelphia Merger Corp., a corporation organized under the laws of Delaware and a wholly-owned subsidiary of Publicis (the “Merger Sub”), and Philadelphia Merger LLC, a limited liability company organized under the laws of Delaware, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 13, 2002, providing among other things for the merger (the “Merger”) of Bcom3 into the Merger Sub;

     WHEREAS, upon the consummation of the Merger, which occurred on September 24, 2002, Dentsu became the owner of ordinary shares (actions ordinaires) of Publicis and of the bare legal title (nue-propriété) of ordinary shares of Publicis, representing in the aggregate not less than 15% of the voting rights of Publicis;

     WHEREAS, Dentsu has entered into a Memorandum of Understanding, dated March 7, 2002, with Publicis providing for, among other things, a strategic alliance between Dentsu and Publicis (the “Strategic Alliance Agreement MOU”);

     WHEREAS, Dentsu has entered into a Memorandum of Understanding, dated March 7, 2002, with Publicis providing for certain rights and obligations for Dentsu as a shareholder of Publicis and for certain obligations of Publicis toward Dentsu (the “Publicis MOU”);

     WHEREAS, Dentsu has also entered into a Memorandum of Understanding, dated March 7, 2002, with Elisabeth Badinter (“Madame Badinter”) providing for certain rights and obligations for Dentsu as a shareholder of Publicis to Madame Badinter and for certain rights and obligations for Madame Badinter as the controlling shareholder of Publicis toward Dentsu (the “EB MOU”);

     WHEREAS, Dentsu and Publicis are entering into a Strategic Alliance Agreement, dated as of the date hereof, giving effect to the Strategic Alliance Agreement MOU (the “Strategic Alliance Agreement”);

     WHEREAS, Madame Badinter and Dentsu are entering into a Shareholders’ Agreement, dated as of the date hereof, giving effect to the EB MOU (the “EB Shareholders’ Agreement”); and

     WHEREAS, Dentsu and Publicis wish to enter into this Agreement in order to regulate their relations with respect to the governance of Publicis and Dentsu’s shareholding in Publicis and to give further effect to the Publicis MOU.

     In consideration of the foregoing recitals and the terms and conditions hereinafter set forth, Dentsu and Publicis agree as follows:

     Section 1. Definitions and Interpretation

     1.1 Definitions

     For the purpose of this Agreement, and unless the context requires otherwise, the following terms shall have the respective meanings given to them below:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person.

“Agreement” means this Shareholders’ Agreement, as the same may be amended from time to time in accordance with its terms.

“Applicable Laws” means all applicable provisions of all laws, rules, regulations, ordinances, codes, orders, decisions, judgments, and decrees, of any court, tribunal or governmental or regulatory authority.

“Business Day” shall mean any day, other than (i) a Saturday or Sunday and (ii) any other day on which commercial banks in Tokyo, Japan, Paris, France or New York City, New York are authorized or obligated by law or executive order to close.

“By-Laws” shall mean the by-laws (statuts) of Publicis, as the same may be amended from time to time.

“Control” means the definition of “control” set forth in Article L.233-3 of the French Code de Commerce.

“Directorate” means the directorate (Directoire) of Publicis composed of members duly appointed by the Supervisory Board.

“Major Publicis Competitor” means any significant competitor of Publicis set forth on Exhibit 1 hereto, as such Exhibit may be updated from time to time by Publicis and Madame Badinter by written notice to Dentsu, subject to Dentsu’s written agreement to such change which is not to be unreasonably withheld.

“Member of the Directorate” means a duly appointed member of the Directorate.

“Member of the Supervisory Board” means a duly elected or appointed member of the Supervisory Board.

“Minimum Level” means 13.25% of the aggregate voting rights pertaining to all Publicis Shares owned by all shareholders of Publicis.

“Party” means any party to this Agreement (and “Parties” shall mean all of them, collectively), provided that such term shall also include any additional Person who becomes a party to this Agreement pursuant to Section 9.5.

“Person” means any individual, company, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Publicis Share” means any share of Publicis with voting rights (including shares with double voting rights) as issued from time to time by Publicis as a result of a cash contribution, a merger, a split-off, a contribution of assets, or otherwise.

“Security” means (i) any Publicis Share, (ii) any other security issued, from time to time, by Publicis giving right, at any time, directly or indirectly, by conversion, exchange, redemption, presentation or exercise of a warrant or otherwise, to Publicis Shares or other securities representing or giving access to a portion of the share capital and/or the voting rights of Publicis (including, without limitation, investment certificates, bonds convertible into and/or exchangeable for Publicis Shares, bonds redeemable into Publicis Shares, bonds with warrants attached), (iii) any preferential subscription rights or any right (such as attribution right or priority right (droit de priorité)) that would entitle their holders to subscribe to Publicis Shares, (iv) any division (démembrement) of the rights relating to the Publicis Shares or the securities referred to in clauses (i) and (ii) above, or (v) any securities of a nature similar to the securities described in clause (ii) above, as issued from time to time by any Person, which may give any rights to Publicis Shares or voting rights of Publicis.

“Subsidiary” means any Person that is a subsidiary of Dentsu for purposes of paragraphs 3, 4 and 7 of Article 8 of the Japanese Ministerial Regulation regarding Financial Statements (saimushohyo-no-yogo-yoshiki-oyobi-sakuseihoho-ni-kansuru-kisoku), a copy of which paragraphs, along with an English translation thereof, are attached hereto as Exhibit 2.

“Supervisory Board” means the supervisory board (Conseil de Surveillance) of Publicis composed of members duly elected by a shareholders’ meeting of Publicis or duly appointed in accordance with Applicable Laws.

“Trading Day” shall mean any day on which the Paris stock exchange is open for business and the Publicis Shares or Warrants, as the case may be, have not been suspended from trading thereon.

“Transfer” means the transfer of any rights or obligations and in the context of Securities includes (i) all transfers, sales or assignments of partial (e.g., jouissance, usufruit, or nue-propriété) or full title by any legal means, (ii) any gratuitous or onerous transfer (including by reason of death), or transfer made pursuant to a public auction ordered by any court, (iii) any transfer which is the result of any contribution, apport partiel d’actif, merger or split-off (scission) or any transmission universelle de patrimoine, (iv) any transfer of droits d’attribution in connection with an increase of share capital by way of capitalization of reserves or profits, any transfer of preferential subscription rights in connection with an increase of share capital by way of contribution in cash or individual waiver to such preferential subscription rights in favor of identified persons and, more generally, (v) any transfer with or without division of legal and beneficial title, loan, transfer to a trust or a fiduciary or as a guarantee (including constitution of a pledge) or convention de croupier. For the avoidance of doubt, the conversion of any Security from registered form to bearer form, or from bearer form to registered form, shall not constitute a “Transfer” under this Agreement.

“Warrant” means any warrant (bons de souscription d’actions) of Publicis detached from the obligations à bons de souscription d’actions issued as part of the consideration in connection with the Merger.

     1.2 Terms Generally

     The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, neuter, singular and plural forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The terms “hereof”, “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision, paragraph or Section hereof. All references herein to Sections, paragraphs and clauses shall be deemed references to Sections, paragraphs or clauses of this Agreement unless the context requires otherwise. A reference to any Person includes its permitted successors and assigns. Headings are inserted for convenience only and shall not affect the construction of this Agreement.

     Section 2. General Acknowledgement

     Dentsu and Publicis hereby acknowledge that on September 24, 2002 Dentsu became a holder of Publicis Shares entitling Dentsu to not less than 15% of the voting rights of Publicis, pursuant to the terms and conditions set out in the Merger Agreement, the Strategic Alliance Agreement MOU, and the Support Agreement, dated as of March 7, 2002, entered into among Publicis, Dentsu and Merger Sub.

     Section 3. Management of Publicis

     3.1 Supervisory Board

     (i) The Parties hereby acknowledge that, as of the date hereof, the Supervisory Board is composed of 15 members.

     (ii) So long as Dentsu shall own, directly or indirectly, not less than 10% of the outstanding Publicis Shares, two Members of the Supervisory Board (as such number may be adjusted pursuant to clause (vii) below) shall be elected from among the slate of candidates designated by Dentsu (the “Dentsu Members”), one of the Dentsu Members so elected to be a representative director of Dentsu. Whether Dentsu owns the requisite percentage of Publicis Shares shall be determined, as of the Reference Date defined below, for the purposes of each shareholders’ meeting of Publicis for which the agenda prepared by the Directorate or the Supervisory Board, as the case may be, shall expressly include the election of one or more Members of the Supervisory Board (the “Election Meeting”). The chairperson of the Directorate (the “Chairperson of the Directorate”) or the chairperson of the Supervisory Board (the “Chairperson of the Supervisory Board”) shall give Dentsu notice of the CP and NP terms set forth in the numerator and denominator, respectively, of the formula that appears in clause (iii) below (the “Ownership Notice”) not later than 45 days before the scheduled date for the Election Meeting. “Reference Date” means the twentieth day following Dentsu’s receipt of the Ownership Notice if such twentieth day is a Business Day, and if it is not, the next succeeding Business Day.

     (iii) The percentage of outstanding Publicis Shares owned by Dentsu shall be determined in accordance with the following formula:

ND + CP
Percentage of ownership =		X 100
NP

     in which:

•	“ND” shall mean the aggregate number of outstanding Publicis Shares fully held or held in nue-propriété by Dentsu (including in such aggregate any Publicis Shares so held by any of Dentsu’s Subsidiaries as well as any of the SEP Shares referred to in Section 4.4(b)(iii)) on the Reference Date;

•	“NP” shall mean the aggregate number of ordinary shares of Publicis, including without limitation any ordinary shares of Publicis owned by Publicis, outstanding on the date of the Ownership Notice;

•	“CP” shall mean, with respect to each capital increase of Publicis occurring subsequent to the date of the consummation of the Merger in accordance with the Merger Agreement (the “Merger Date”) and on or prior to the date of the Ownership Notice, to which capital increase Dentsu was not entitled to subscribe, in all or in part, for its pro rata shareholding interest in Publicis, a number of Publicis Shares equal to (A) the number of Publicis Shares that Dentsu would have been entitled to subscribe to for its pro rata shareholding in such capital increase if Dentsu had had the right to subscribe to such capital increase by exercising its preemptive right (droit préférentiel de souscription) or any other right that would have entitled it to subscribe to Publicis Shares so issued on the same terms and in the same quantity as if Dentsu were exercising such preemptive right, less (B) the number of Publicis Shares Dentsu was actually entitled to subscribe for in such capital increase.

     (iv) The Chairperson of the Directorate or the Chairperson of the Supervisory Board may, at his or her discretion, give Dentsu a notice (the “Additional Ownership Notice”) setting forth, as of the date of the Additional Ownership Notice, the percentage of outstanding Publicis Shares owned by Dentsu calculated pursuant to the formula that appears in clause (iii) above, except that the ND, CP and NP terms shall be calculated as of the date of the Additional Ownership Notice. If on the 90th day following Dentsu’s receipt of the Additional Ownership Notice if it is a Business Day, and if it is not, the next succeeding Business Day (the “Final Date”), Dentsu owns, directly or indirectly, a number of Publicis Shares representing less than 10% of the outstanding Publicis Shares calculated on the basis of the formula set forth in the Additional Ownership Notice, except that the ND term shall be calculated as of the Final Date, then as of the Final Date, Dentsu shall cause the Dentsu Members to immediately resign from the Supervisory Board.

     (v) The Chairperson of the Directorate, the Directorate and, as the case may be, the Chairperson of the Supervisory Board and the Supervisory Board shall take all necessary corporate actions (including the presentation at any shareholders’ meeting of one or several resolutions for the election of the Dentsu Members) so as to elect the Dentsu Members and maintain them in office.

     (vi) Dentsu shall be entitled from time to time to request the removal of any Dentsu Member by notice addressed to the Directorate. In such event, the Chairperson of the Directorate, the Directorate, the Chairperson of the Supervisory Board and the Supervisory Board, as may be appropriate, shall take all necessary corporate actions so as to remove and replace promptly the Dentsu Member desired to be so removed and replaced as set forth in such notice from Dentsu (including the prompt presentation at a shareholders’ meeting of resolutions for the removal of the Dentsu Member to be removed and the election of the new Dentsu Member). In the event of a vacancy on the Supervisory Board caused by the resignation, death or incapacity of any Dentsu Member, Dentsu may request, by notice addressed to the Directorate, the replacement of such Dentsu Member by a new Dentsu Member to be elected or appointed from among a slate of candidates designated by Dentsu. The Chairperson of the Directorate, the Directorate, the Chairperson of the Supervisory Board and the Supervisory Board, as may be appropriate, shall take all necessary corporate actions (including with respect to the Supervisory Board cooptation to the extent permitted by Applicable Laws) to appoint the new Dentsu Member or to call promptly a shareholders’ meeting of Publicis and present to such meeting resolutions for the replacement of the Dentsu Member to be replaced and the election of the new Dentsu Member. If the Dentsu Member to be replaced is a representative director of Dentsu, the Chairperson of the Directorate, the Directorate, the Chairperson of the Supervisory Board and the Supervisory Board, as may be appropriate, shall perform their obligations as set forth under this clause (vi) so that such Dentsu Member is replaced only by another representative director of Dentsu.

     (vii) If the total number of Members of the Supervisory Board becomes greater than 15, the Chairperson of the Directorate, the Directorate, the Chairperson of the Supervisory Board and the Supervisory Board, as may be appropriate, shall take all necessary corporate action to increase the number of Dentsu Members so that such number is equal to 15% of the total number of Members of the Supervisory Board (rounding such number of Dentsu Members up to the nearest whole number). The Chairperson of the Directorate or the Chairperson of the Supervisory Board shall inform Dentsu as soon as possible of any contemplated increase of the total number of Members of the Supervisory Board.

     3.2 Notices of Meetings

     The Chairperson of the Supervisory Board, the vice-president of the Supervisory Board, or the Members of the Supervisory Board, as may be appropriate in any given case, shall give Dentsu at least five Business Days’ notice before convening any meeting of the Supervisory Board (or such shorter notice period agreed in writing by at least one of the Dentsu Members). Such notice shall include an agenda of the proposed meeting of the Supervisory Board as well as any information and documents that are necessary or appropriate for the Members of the Supervisory Board to have a clear understanding of the matters covered by the agenda of the meeting, in a manner customary for the Supervisory Board (it being understood that such documents may be made available only three Business Days prior to the meeting). Each such notice of meeting, agenda and any other information or documents to be provided to the Members of the Supervisory Board in accordance with the preceding sentence shall be prepared in the French and English languages. In the event that Applicable Laws do not prohibit attendance of meetings of the Supervisory Board or of the Audit Committee (defined below) by videoconference, then any Dentsu Member may, upon request, attend any such meeting by videoconference together with a Dentsu Accounting Executive (defined below), if applicable. The Members of the Supervisory Board shall take all necessary action to allow an interpreter to attend any meeting of the Supervisory Board and any meeting of the Audit Committee at the request of any Dentsu Member. Discussions at any meeting of the Supervisory Board and at any meeting of the Audit Committee that are held in French shall, if requested by any Dentsu Member be simultaneously translated to English and/or Japanese. Following any meeting of the Supervisory Board (and any meeting of the Audit Committee attended by any Dentsu Member), the Dentsu Members shall be provided with an English translation of the minutes of such meetings (A) in draft form within 30 days following each such meeting, and (B) in final form by the date of the next meeting of the Supervisory Board (or Audit Committee, as applicable), provided that if such next meeting occurs sooner than 30 days after the preceding meeting, then minutes of the preceding meeting need not be provided in draft form.

     3.3 Transformation of the Management Structure of Publicis

     None of the Chairperson of the Directorate, the Chairperson of the Supervisory Board, the Directorate or the Supervisory Board shall take any corporate action so as to change the management structure of Publicis from that of a société anonyme with a Directorate and a Supervisory Board into a société anonyme with a board of directors (conseil d’administration), unless (i) such change has been previously approved in writing by Dentsu, or (ii) Dentsu’s representation on such board of directors remains proportionately the same as its representation on the Supervisory Board provided for in Section 3.1. In such case, Dentsu’s rights under this Section 3 shall apply mutatis mutandis to the board of directors (conseil d’administration).

     3.4 Audit Committee

     The Supervisory Board or the President of the audit committee of the Supervisory Board (the “Audit Committee”) shall (i) give the Dentsu Members at least ten Business Days’ notice before convening any meeting of the Audit Committee (or such shorter notice period agreed in writing by all of the Dentsu Members), which notice shall include an agenda for the proposed meeting of the Audit Committee and shall be prepared and delivered to the Dentsu Members in both the French and English languages, and (ii) permit one Dentsu Member and an accounting executive of Dentsu identified by such Dentsu Member (the “Dentsu Accounting Executive”) to attend each such meeting of the Audit Committee, subject to any restrictions that may be imposed by Applicable Laws.

     Section 4. Transfer of Shares

     4.1 Permitted Intercompany Transfers

     Dentsu may at any time Transfer all or a part of its Publicis Shares or Warrants in a Permitted Intercompany Transfer. A “Permitted Intercompany Transfer” means a Transfer of some or all of the Publicis Shares or Warrants then owned by Dentsu to a direct or indirect wholly-owned Subsidiary of Dentsu (a “Permitted Dentsu Transferee”), provided that (x) such transferee shall have first agreed in a writing in form reasonably satisfactory to Madame Badinter to be bound by the provisions of this Agreement to the same effect as if it were named herein instead of Dentsu, (y) such Transfer shall be in compliance with Applicable Laws, and (z) Dentsu shall be responsible for any taxes and other charges imposed in connection with such Transfer (including any increased withholding taxes that may result therefrom). Upon any such Transfer, any reference to “Dentsu” in this Agreement shall be deemed to include a reference to Dentsu and/or such Permitted Dentsu Transferee, as may be appropriate. For so long as such Permitted Dentsu Transferee continues to own Publicis Shares or Warrants Transferred to it pursuant to this Section 4.1, Dentsu, shall (i) not permit such Permitted Dentsu Transferee to cease to be a direct or indirect wholly-owned Subsidiary of Dentsu unless Dentsu first causes such Permitted Dentsu Transferee to Transfer such Publicis Shares or Warrants to another Permitted Dentsu Transferee in a Permitted Intercompany Transfer, and (ii) provide to Directorate, by October 15th of each year and otherwise within 10 Business Days of the written request of the Chairperson of the Directorate, reasonable evidence that such Permitted Dentsu Transferee is a direct or indirect wholly-owned Subsidiary of Dentsu.

     4.2 Prohibition on Other Transfers From the Date Hereof Until the Expiration Date

     From the date hereof until July 12, 2012 (the “Expiration Date”) or such earlier date on which the term of this Agreement may end in accordance with Section 7, Dentsu shall not effect the Transfer of any of the Publicis Shares or Warrants owned by Dentsu, except as provided in Section 4.1 and except for Transfers:

     (i) required under Section 4.4(a) or Section 4.4(b)(ii) to comply with Dentsu’s obligations set forth therein or permitted under Section 4.4(b)(iii);

     (ii) resulting from the reversion of the bare ownership (nue-propriété) of the Publicis Shares held by Dentsu to the holders of the usufruct interest in such Publicis Shares pursuant to the Agreement for the Transfer of the Nue-Propriété of Certain Publicis Shares, dated as of September 24, 2002, among Dentsu, Publicis, and Wilmington Trust Company; and

     (iii) into any cash tender offer, exchange offer or any combination thereof (offre publique d’achat, offre publique d’échange, offre alternative, offre avec règlement en titres et en numéraire, garantie de cours) (a “Tender Offer”) initiated by a Person other than Dentsu or any of its Subsidiaries, (A) in respect of which (1) the Supervisory Board (x) has recommended that the holders of Securities tender any such Securities into such Tender Offer and (y) has indicated that such Tender Offer is in the interest of Publicis, and (2) the Directorate has not publicly (x) recommended that the holders of Securities not tender any such Securities in such Tender Offer and/or (y) indicated that such Tender Offer is in the interest of Publicis, (B) into which any of Madame Badinter or Madame Badinter’s Affiliates tender any Securities owned by them, or (C) that is described in clause (2) of the first paragraph of Section 6(b) of the EB Shareholders’ Agreement.

     4.3 Restrictions on Transfers

     In the event that this Agreement shall have been extended for an additional term of 10 years pursuant to Section 7.1, from the Expiration Date until the end of such extension term or the date of its earlier termination pursuant to Section 7, Dentsu shall not effect the Transfer of any of the Publicis Shares or Warrants owned by Dentsu, except as provided in Section 4.1 and except for Transfers:

     (i) to any Person, where the Transfer is effected on the Premier Marché of Euronext Paris S.A.; in such event, Dentsu shall provide Publicis with a copy of the Transfer instruction provided by Dentsu to the financial intermediary effecting such Transfer;

     (ii) to any Person effected off-market pursuant to Articles 4.1.32 and subsequent of the Règlement Général of the Conseil des Marchés Financiers or under any other applicable exemption pursuant to Applicable Laws, provided that any such Transfer (together with any previous Transfers by Dentsu to the same Person or group of related Persons) would not, to the knowledge of Dentsu, result in the Transfer by Dentsu of more than 2% of the total number of Publicis Shares (calculated on a fully diluted basis) to any one Person or group of related Persons;

     (iii) to an underwriter or in another organized selling effort (such as bookbuilding or a secondary offering) pursuant to Applicable Laws; and

     (iv) into any Tender Offer subject to the restrictions set forth in Section 4.2(iii).

     4.4 Standstill

     (a) Standstill Provision

     Except as provided in paragraphs (b) and (e) below, from the date hereof until the Expiration Date or such earlier date on which this Agreement shall have been terminated in accordance with Section 7, Dentsu shall not, except with the prior consent of the Supervisory Board, hold, alone or in concert with others (other than with Madame Badinter or any of her successors), more than 15% of the voting rights of Publicis Shares, as determined on each Reduction Date (defined below) and calculated pursuant to the Fraction (defined below), the numerator of which shall be determined as of the Reduction Date and the denominator of which shall be determined as of the Basic Date (defined below) (the foregoing, the “Permitted Level”).

     Dentsu shall give the Chairperson of the Directorate notice (the “Basic Notice”), not later than the fifteenth day of every even calendar month beginning with October 2003, of (i) the total number of voting rights, as calculated pursuant to the numerator of the Fraction, pertaining to all Publicis Shares owned by Dentsu and its Subsidiaries as of the last day of the month (the “Basic Date”) immediately preceding the month in which such Basic Notice is given, (ii) an estimate of the aggregate voting rights pertaining to all Publicis Shares owned by all shareholders of Publicis (including Dentsu) as of the Basic Date, based on information then known to Dentsu, and (iii) the percentage of the voting rights of Publicis Shares represented by Publicis Shares owned by Dentsu as calculated pursuant to the Fraction as of the Basic Date. The Basic Notice shall state the source of information used to determine the number of voting rights set forth in the Basic Notice.

     The Chairperson of the Directorate may give Dentsu notice (the “Challenge Notice”), not later than 20 days following receipt by Publicis of the Basic Notice, setting forth (i) the aggregate voting rights pertaining to all Publicis Shares owned by all shareholders of Publicis (including Dentsu) as of the Basic Date and (ii) the percentage of the voting rights of Publicis Shares represented by Publicis Shares owned by Dentsu as calculated pursuant to the Fraction as of the Basic Date.

     If Dentsu holds in excess of 15% of the voting rights of Publicis Shares as determined pursuant to the Fraction as of the applicable Basic Date, and either (x) the Basic Notice so states or (y) a Challenge Notice has been given to Dentsu in accordance with the preceding paragraph, then Dentsu shall, (A) if a Challenge Notice has not been given to Dentsu, by the fortieth day following the delivery by Dentsu of the Basic Notice if it is a Business Day, and if it is not, by the next succeeding Business Day, and (B) if a Challenge Notice has been given to Dentsu, by the twentieth day following Dentsu’s receipt thereof if it is a Business Day, and if it is not, by the next succeeding Business Day (the Business Day as determined in each of clauses (A) and (B), the “Reduction Date”), reduce its aggregate ownership of voting rights of Publicis Shares (whether by contributing the right to enjoyment (jouissance) of the voting rights pertaining to Publicis Shares to the SEP (defined below), by converting Publicis Shares held in registered form to bearer form, by selling Publicis Shares or otherwise) to the Permitted Level and provide the Chairperson of the Directorate with information as to how the reduction was accomplished.

     For the purposes of this Section 4.4(a), Dentsu shall be deemed to include its Subsidiaries, and the Publicis Shares and the voting rights pertaining to Publicis Shares owned by Dentsu and its Subsidiaries shall be aggregated. The percentage of the voting rights of Publicis Shares represented by Publicis Shares owned by Dentsu shall be the percentage that results from a fraction (the “Fraction”), the numerator of which shall be the aggregate voting rights pertaining to Publicis Shares owned by Dentsu other than the SEP Shares referred to in Section 4.4(b)(iii), less any voting rights pertaining to Publicis Shares that have been issued or delivered to Dentsu upon exercise of any Warrants, and the denominator of which shall be the aggregate voting rights pertaining to all Publicis Shares owned by all shareholders of Publicis (including Dentsu). None of the voting rights pertaining (x) to any Publicis Shares issuable, issued or delivered to Dentsu upon the exercise of any Warrants, (y) to any Publicis Shares issuable to Dentsu upon redemption of the ORANEs (defined below), or (z) to the qualifying Publicis Shares required to be owned by each Dentsu Member pursuant to the By-Laws, in any such case, shall be taken into account in the numerator of the Fraction for the purpose of any calculation of the Permitted Level.

     Each Challenge Notice may state that it has been given to the best of Publicis’s knowledge, after due inquiry, which inquiry, for the avoidance of doubt, shall not include any obligation to conduct a titres au porteur identifiable procedure.

     Upon the request of the Chairperson of the Directorate given in writing to Dentsu, Dentsu shall provide to the Chairperson of the Directorate within 15 days of receipt of such written request, a notice (the “Interim Basic Notice”) setting forth the same information as is required to be set forth in a Basic Notice, except that such information shall be as of the date specified in the Chairperson of the Directorate’s written request (which date shall be no later than the date such written request is given to Dentsu). For purposes of this Section 4.4(a), an Interim Basic Notice shall constitute a Basic Notice and the date as of which such information is provided in such Interim Basic Notice shall constitute the Basic Date. Upon Dentsu’s giving an Interim Basic Notice to the Chairperson of the Directorate, Dentsu shall not be required to (i) take any further actions in respect of any then outstanding Basic Notice and/or Challenge Notice or (ii) give the next succeeding Basic Notice as determined in accordance with the second paragraph of this Section 4.4(a).

     (b) Exceptions to the Standstill

     Neither Dentsu nor any Subsidiary of Dentsu shall be deemed to have exceeded the Permitted Level by reason of any of the following:

     (i) (A) any repurchase of Publicis Shares or other reduction of capital by Publicis, (B) the loss of double voting rights attached to Publicis Shares held in registered form by third parties including, without limitation, as a result of the Transfer of such Publicis Shares or the conversion of such Publicis Shares to bearer form, (C) any sanction whereby any shareholder of Publicis is deprived of the voting rights attached to its Publicis Shares, or (D) any other event the occurrence of which results in Dentsu’s and its Subsidiaries’ having in the aggregate “passively” (i.e. without taking any action) exceeded the Permitted Level;

     (ii) inadvertent or unintentional acquisition of voting rights in excess of the Permitted Level, for reasons other than those set forth in clause (i) of this Section 4.4(b), provided that, upon notice thereof from Publicis or Madame Badinter pursuant to Section 4.4(a) or upon Dentsu’s otherwise acquiring knowledge thereof, Dentsu and/or any of its Subsidiaries shall promptly reduce their aggregate ownership of voting rights in respect of Publicis Shares (whether by contributing the right to enjoyment (jouissance) of Publicis Shares to the SEP, by converting Publicis Shares held in registered form to bearer form, or otherwise) to the Permitted Level; or

     (iii) the ownership of any Publicis Shares (the “SEP Shares”) (A) the right to enjoyment (jouissance) of which has been contributed from time to time to a special purpose entity (société en participation) in accordance with the by-laws (statuts) of such entity, which by-laws are in the form attached hereto as Exhibit 3, along with an English translation thereof (such entity, the “SEP”) and (B) which Dentsu is not entitled to vote, which right to enjoyment and voting restrictions shall automatically terminate from time to time to the extent that the ownership of full property rights in the Publicis Shares the right to the enjoyment of which is so terminated would not cause the Permitted Level to be exceeded.

     (c) Excess Voting Rights

     In the event that Dentsu or any of its Subsidiaries shall in the aggregate exceed the Permitted Level for any reason set forth in clauses (i) through (iii) of Section 4.4(b) above, then, without prejudice to any of Madame Badinter’s rights hereunder, neither Dentsu nor any such Subsidiary shall vote at any shareholders’ meeting of Publicis such number of Publicis Shares owned by Dentsu or such Subsidiary that represent voting rights in excess of the Permitted Level, and Dentsu shall take, agree to take or cause to be taken all necessary and appropriate actions (but not including the sale of any Securities owned by Dentsu or any of its Subsidiaries if the Permitted Level is exceeded for the reasons set forth in clause (i) of Section 4.4(b) above) to give effect to this Section 4.4(c).

     (d) Purchases

     Notwithstanding any provision of this Section 4.4, Dentsu and each of its Subsidiaries may acquire Publicis Shares on the open market or otherwise up to the Permitted Level.

     (e) Other Standstill Provisions

     Except as provided in paragraph (f) below, Dentsu shall not at any time prior to the Expiration Date, and shall cause its Subsidiaries prior to the Expiration Date not to, directly or indirectly, except with the prior consent of the Supervisory Board:

     (i) make, or in any way cause or participate in, any “solicitation” of “proxies” with respect to Publicis, become a “participant” in any “election contest” with respect to Publicis (other than for the election of the Dentsu Members in accordance with Section 3.1 above), or seek to advise, encourage or influence any Person with respect to the voting of any voting rights of Publicis; for the avoidance of doubt, nothing in the previous sentence shall prevent Dentsu or any of its Subsidiaries from voting their respective Publicis Shares by mail (vote par correspondance);

     (ii) initiate, propose or otherwise solicit or participate in the solicitation of shareholders of Publicis for the approval of one or more shareholder proposals or otherwise, or induce or attempt to induce any other Person to initiate, propose or solicit any such shareholder proposal;

     (iii) in any manner, agree, attempt, seek or propose (or make any request for permission) to deposit any voting rights of Publicis owned by Dentsu or any of its Subsidiaries, directly or indirectly, in any voting trust or similar arrangement or to subject any voting rights of Publicis owned by Dentsu or any of its Subsidiaries to any other voting or proxy agreement, arrangement or understanding (other than with Madame Badinter and her successors);

     (iv) form, join or in any way participate in any group, act in concert with any other Person (except Madame Badinter or any of her successors) or otherwise take any action or actions which would cause it to be deemed a single “person” under French securities laws and regulations with respect to any Publicis Shares;

     (v) participate in or encourage the formation of any group (A) which owns, seeks or offers to acquire the ownership of any Securities or (B) which seeks or offers to affect Control of Publicis for the purpose of circumventing any provision of this Agreement;

     (vi) (A) solicit, seek or offer to effect, (B) negotiate with or provide any information to any Person with respect to, (C) make any public announcement, proposal, offer or filing, or take any action to cause Publicis to make any such announcement, proposal, offer or filing with respect to: (1) any form of business combination or similar transaction involving Publicis or any Affiliate thereof, including, without limitation, a merger, tender or exchange offer, (2) any form of restructuring, recapitalization or similar transaction in respect of Publicis or (3) any disposition of all or substantially all of the assets of Publicis; or

     (vii) instigate, advise, assist, encourage or finance (or assist or arrange financing for) any Person in connection with any of the foregoing;

provided that nothing in this paragraph (e) shall (A) prohibit any Person who is serving as a Member of the Supervisory Board from, solely in his or her capacity as such member, (x) taking any action or making any statement at any meeting of the Supervisory Board or of any committee thereof; (y) making any statement to any Member of the Supervisory Board or to any Member of the Directorate, or to any officer or agent of Publicis; or (z) making any statement or disclosure required under Applicable Laws; (B) prohibit Dentsu or any of its Subsidiaries from taking any action in opposition to any “solicitation” of “proxies” with respect to Publicis by any Person; (C) prohibit Dentsu or any of its Subsidiaries or Affiliates from taking any action permitted by this Agreement or the EB Shareholders’ Agreement; or (D) restrict any private communications between Dentsu or any of its Subsidiaries and any Dentsu Member.

     (f) Consultations Upon Acquisition by a Third Party of a Position

     If any Person or group of Persons acting in concert (other than with Madame Badinter or any of her successors), acquires in a single transaction or a series of related transactions, an aggregate number of Publicis Shares (a "Position”) entitling such Person or group of Persons to a percentage of voting rights of Publicis equal to or more than the percentage of voting rights pertaining to Publicis Shares held by Madame Badinter alone or in concert with others (other than with Dentsu and its Subsidiaries), then Madame Badinter and Dentsu shall consult promptly thereafter in good faith in order to determine how to proceed in respect of such Person or group of Persons acquiring a Position and shall take such actions as may be agreed upon pursuant to such consultation.

     (g) Registered Form

     Dentsu and its Subsidiaries shall hold all Publicis Shares and Warrants owned by them in pure registered form (“nominatif pur”), provided that Dentsu and its Subsidiaries may convert and hold any number of Publicis Shares and Warrants in bearer form in order to comply with their obligations under this section 4.4.

     (h) Transfers of ORANEs

     The provisions of this Section 4 shall not apply in any respect to the obligations remboursables en actions nouvelles ou existantes received by Dentsu as consideration in the Merger (the “ORANEs”). During the term of this Agreement, the ORANEs shall be subject to the same transfer restrictions and orderly marketing procedures applicable to the obligations remboursables en actions nouvelles ou existantes received by the former Class A stockholders of Bcom3 as consideration in the Merger for so long as such restrictions shall be in force.

     From the date on which the transfer restrictions and orderly marketing procedures applicable to the ORANEs shall terminate until the end of the term of this Agreement, Dentsu and its Subsidiaries may Transfer all or any portion of the ORANEs owned by Dentsu subject to a right of first refusal by Publicis on the terms and subject to the conditions described in Sections 5.3(a) and 5.3(b) of the EB Shareholders’ Agreement (any reference to “Madame Badinter” in such Sections 5.3(a) and 5.3(b) being deemed to be replaced by “Publicis”), provided that Dentsu shall not knowingly sell any ORANEs to a Major Publicis Competitor.

     Section 5. Anti-Dilution

     (a) In the event that (x) Publicis contemplates issuing any Securities, (y) Dentsu is not permitted to participate in such issuance on terms and conditions that would entitle Dentsu to subscribe to such Securities on the same terms and conditions and in the same quantity as if Dentsu were exercising preemptive rights (droits préférentiels de souscription) with respect to the Securities issued in such offering, and (z) the voting rights of Dentsu and its Subsidiaries in Publicis in the aggregate would fall, after giving effect to such issuance in accordance with its terms, below (1) the Permitted Level (as calculated pursuant to Section 5(b)) in the case of an issuance for cash that is not an integral part of a transaction upon the completion of all aspects of which Publicis would acquire in exchange for Publicis Shares at least a majority of the capital stock of another enterprise or all or substantially all of the non-cash assets of another enterprise (a “Cash Issuance”), or (2) the Minimum Level (as calculated pursuant to Section 5(b)) in the case of any other such issuance (a “Not For Cash Issuance”), the following procedures shall be followed:

     (i) Publicis shall give Dentsu notice (an “Issuance Notice”), at least 65 days prior to the date of issuance of the Securities referred to in Section 5(a) above, describing in reasonable detail the proposed issuance and the context thereof and stating whether in its good faith judgment such issuance is a Cash Issuance or a Not For Cash Issuance;

     (ii) Dentsu, Publicis and Madame Badinter shall promptly following receipt by Dentsu of the Issuance Notice, consult in order to determine the method that would best permit Dentsu to maintain notwithstanding such issuance its voting rights in Publicis at the Permitted Level (as calculated pursuant to Section 5(b)), which method may be a reserved issuance of Securities to Dentsu, a sale of treasury shares to Dentsu by Publicis, a purchase by Dentsu of securities in the target company in case of an issuance involving the acquisition of securities of such company through an exchange thereof for Securities of Publicis or an analogous technique, or a sale to Dentsu of Securities of Publicis by one or more third parties, in each case in a number sufficient so that, upon the completion of such transaction, the voting rights of Dentsu in Publicis shall be at least at the Permitted Level as calculated pursuant to Section 5(b), any such transaction with Dentsu to be at a price for Dentsu per security no higher than the price applicable to the issuance described in the Issuance Notice (as such price may be amended prior to the occurrence of such issuance), any such transaction to be effected (i) contemporaneously with such issuance, (ii) in full compliance with all Applicable Laws, and (iii) without subjecting Dentsu or Madame Badinter or any of their respective Affiliates to any requirement to launch a tender offer for Publicis Shares or Securities. In the case of a Not For Cash Issuance, the applicable price shall be the fair market value of the consideration applicable to the Securities of Publicis to be issued in such issuance as determined by an investment bank of international standing selected by Publicis as notified to Dentsu and the shareholders of Publicis in connection with such transaction as the value of such consideration per Security of Publicis.

     (b) For purposes of this Section 5, the Permitted Level shall be calculated pursuant to the Fraction on a pro forma basis, assuming that (A) Publicis Shares to be issued or delivered in connection with the Securities to be issued in the Cash Issuance or the Not For Cash Issuance will be deemed to be outstanding immediately upon issuance of such Securities, and (B) that Dentsu holds full property rights in all the SEP Shares. For purposes of this Section 5, the Minimum Level shall be determined (X) pro forma assuming that Publicis Shares to be issued or delivered in connection with the Securities to be issued in the Cash Issuance or the Not For Cash Issuance will be deemed to be outstanding immediately upon issuance of such Securities, (Y) assuming that Dentsu will be deemed to hold any Publicis Shares actually issued, up to and including the date of determination, upon redemption of the ORANEs (defined below) received by Dentsu in the Merger, whether or not Dentsu actually holds such ORANEs at such time and (Z) assuming that Dentsu holds full property rights in all the SEP Shares. In the event that the minimum percentage (the “Equity Accounting Percentage”) of voting rights required to be held by Dentsu in Publicis to permit Dentsu to equity account under Japanese regulations and/or generally accepted accounting principles for its investment in Publicis has been reduced below 15%, for the purpose of this Section 5, the Permitted Level shall be reduced to the Equity Accounting Percentage and the Minimum Level shall be reduced by an amount equal to the product of (i) the Equity Accounting Percentage, and (ii) a fraction, the numerator of which is 13.25% and the denominator of which is 15%.

     (c) Notwithstanding the foregoing clauses (a) and (b), if Publicis contemplates issuing any Securities and the voting rights of Dentsu and its Subsidiaries in the aggregate would fall, after giving effect to such issuance in accordance with its terms, below the Permitted Level (as calculated pursuant to Section 5(b)) then (A) at the request of Dentsu, Publicis shall arrange for the release by Publicis of any contractual restrictions imposed by it on the Publicis Shares held by former shareholders of Bcom3 for the sole purpose of such former shareholders’ selling Publicis Shares to Dentsu in order to permit Dentsu to remain at, or return to, the Permitted Level, and (B) in the event that such issuance of Securities is a Not For Cash Issuance as a result of which the voting rights of Dentsu and its Subsidiaries in

Publicis in the aggregate would not fall below the Minimum Level (as calculated pursuant to Section 5(b)), (i) Publicis shall give Dentsu an Issuance Notice with respect to such Not For Cash Issuance, and (ii) Dentsu may increase its voting rights in Publicis to the Permitted Level, including without limitation, by purchases on the open market or otherwise, and/or by the use of usufruct arrangements with third parties.

     Section 6. Equity Accounting Requirements; Covenants

     (a) Dentsu and Publicis agree that, if any of the arrangements contemplated by this Agreement would result in Dentsu’s inability to equity account under Japanese regulations and/or generally accepted accounting principles as the same may be changed from time to time for its investment in Publicis, Dentsu and Publicis will use their respective best efforts to adjust such arrangements to the extent necessary so as to permit Dentsu to equity account for its investment in Publicis, provided that the economic and legal substance of such adjusted arrangements will be substantially equivalent to that of the arrangements contemplated initially by this Agreement. Dentsu agrees to (i) notify Publicis if at any time the arrangements contemplated by this Agreement would result in Dentsu’s inability to equity account for its investment in Publicis, which notice shall set forth in reasonable detail the basis upon which Dentsu believes it would be unable to equity account for its investment in Publicis, and (ii) make available Dentsu’s accountants to discuss such matters with Publicis and its representatives.

     (b) The Chairperson of the Supervisory Board or the Chairperson of the Directorate shall (1) provide to Dentsu, immediately upon their becoming available, copies of, without duplication, (A) all financial statements, accounting information, reports, notices, proxy statements and other materials sent or made available generally by Publicis to public holders of Securities or to analysts on a non-confidential basis, and (B) all regular and periodic reports and all registration statements and prospectuses, if any, publicly filed by Publicis or any of its Affiliates, with any securities exchange, the Commission des Opérations de Bourse (the “COB”) (or any other French securities exchange authorities), or the United States Securities and Exchange Commission (including, without limitation, Form 6-K and Form 20-F filings); and (2) provide to Dentsu (and provide to the other shareholders of Publicis Shares in a manner consistent with Applicable Laws) within 90 days after (A) the end of each fiscal year of Publicis, audited consolidated financial statements of Publicis as at the end of such year, including a consolidated balance sheet, and related consolidated statements of income, changes in shareholders’ equity and cash flows, and accompanying notes, together with a certificate issued by Publicis’ statutory auditor, with respect thereto, (B) the end of each fiscal semester ending on June 30th of each fiscal year, consolidated semi-annual financial statements of Publicis as at the end of such fiscal semester prepared in accordance with the recommendation of the COB and including a consolidated balance sheet, and related consolidated statements of income, changes in shareholders’ equity and cash flows, and accompanying notes, reviewed by Publicis’ statutory auditors, together with a limited review certificate issued by Publicis’ statutory auditors with respect thereto, (C) the end of each fiscal quarter ending on March 31st and September 30th of each fiscal year, unaudited consolidated financial statements of Publicis as at the end of such fiscal quarter, including a consolidated balance sheet, and related consolidated statements of income, changes in shareholders’ equity and cash flows; in each case of the immediately preceding clauses (A) to (C), (x) prepared in accordance with accounting principles generally accepted in France, and (y) accompanied by an English translation of each such document. In addition, the Chairperson of the Supervisory Board or the Chairperson of the Directorate shall provide to Dentsu any other materials that may be agreed in writing by Dentsu and Publicis from time to time.

     (c) The Chairperson of the Supervisory Board or the Chairperson of the Directorate shall, and shall cause Publicis’ statutory auditors to, in each case to the extent permitted by Applicable Laws, (1) make available promptly to Dentsu and its representatives (including its accountants and auditors) upon request such accounting information relating to the financial statements referred to in paragraph (b) of this Section 6 as is reasonably necessary to enable Dentsu to equity account under Japanese regulations and generally accepted accounting principles for its investment in Publicis, and (2) provide Dentsu and its representatives (including its accountants and auditors) with access to employees of Publicis and Publicis’ statutory auditor for the foregoing purpose.

     (d) Within 30 days after (i) March 31st and September 30 of each calendar year, and (ii) the date of each shareholders’ meeting of Publicis (each date referred to in clauses (i) and (ii) of this Section 6(d), an “Equity Accounting Date”), the Chairperson of the Directorate shall give notice to Dentsu of the aggregate voting rights pertaining to all Publicis Shares owned by all shareholders of Publicis (including Dentsu) as of such Equity Accounting Date. Each notice described in this paragraph may state that it has been given to the best of Publicis’ knowledge, after due inquiry, which inquiry, for the avoidance of doubt, shall not include any obligation to conduct a titres au porteur identifiable procedure.

     Section 7. Term of Agreement — Early Termination

     7.1 Term

     The term of this Agreement shall terminate on the Expiration Date unless prior to the Expiration Date it shall have been renewed for an additional term of 10 years by written agreement of the Parties.

     7.2 Early Termination

     (a) Early Termination by Dentsu

     Dentsu may terminate this Agreement with immediate effect by notice to Publicis, without any other formalities being required:

     (i) in the event that Publicis, the Directorate, the Chairperson of the Directorate, the Supervisory Board or the Chairperson of the Supervisory Board shall fail to comply with any of the provisions set forth in (A) Section 3 to be complied with by it, and such failure shall result in the failure to elect or maintain the Dentsu Members in office, or (B) Section 5 to be complied with by it, and following the issuance of Securities contemplated by Section 5(a), Dentsu’s voting rights in Publicis fall below the Permitted Level as calculated pursuant to Section 5(b);

     (ii) in the event that (A) each of the Directorate, the Chairperson of the Directorate, the Supervisory Board and the Chairperson of the Supervisory Board has complied with all of the provisions set forth in Section 3 to be complied with by it, and (B) any resolution presented in accordance with Section 3 at any shareholders’ meeting of Publicis for the election and/or removal of any Dentsu Member, as the case may be, is not approved by such shareholders’ meeting, and, within 30 days after such shareholders’ meeting, the Supervisory Board has not appointed by cooptation a Dentsu Member in accordance with Section 3, or, such appointment by cooptation has been validly made within such 30 days but the next general shareholders’ meeting of Publicis fails to ratify such cooptation;

     (iii) in the event that (A) each of Publicis, the Directorate, the Chairperson of the Directorate and the Supervisory Board has complied with all of the provisions set forth in Section 5 to be complied with by it, and (B) following the issuance of Securities contemplated by Section 5(a), Dentsu’s voting rights in Publicis fall below the Permitted Level as calculated pursuant to Section 5(b), provided, that any notice terminating this Agreement pursuant to this Section 7.2(a)(iii) (a “Dilution Termination Notice”) shall not be effective until the earlier of (X) the thirtieth day following the date on which such Dilution Termination Notice is given to Publicis and (Y) the Equity Accounting Date next following delivery of such Dilution Termination Notice to Publicis (such earlier date, the “Dilution Termination Date”), if, and only if between the date of delivery of such Dilution Termination Notice to Publicis and the Dilution Termination Date, Madame Badinter and Publicis shall have continued to comply with all the provisions set forth in Section 5(a)(ii) and Section 5(c) and, notwithstanding such compliance and Dentsu’s continuing compliance with Section 5(a)(ii), on the Dilution Termination Date, Dentsu’s voting rights in Publicis remain below the Permitted Level as calculated pursuant to Section 5(b) following the issuance of Securities discussed in Section 5(a), and provided, further, that, for the avoidance of doubt, Dentsu shall not be entitled to terminate this Agreement pursuant to this Section 7.2(a)(iii) in the event that Publicis is not required pursuant to Section 5(a) to consult with Dentsu and Madame Badinter in connection with an issuance of Securities because the issuance in question is a Not For Cash Issuance after giving effect to which in accordance with its terms the voting rights of Dentsu and its Subsidiaries would not fall below the Minimum Level as calculated pursuant to Section 5(b), and, following such issuance of Securities, Dentsu’s voting rights in Publicis fall below the Permitted Level but not below the Minimum Level;

     (iv) in case of the termination of the EB Shareholders’ Agreement by Dentsu pursuant to Section 10.2(a)(i) thereof; and

     (v) in the event that Dentsu has terminated the Strategic Alliance Agreement due to breach by Publicis of its obligations under Section 1(iv) (b) thereof.

     (b) Automatic Termination

     This Agreement shall terminate automatically upon the occurrence of any of the following events (the “Termination Events”):

     (i) the Parties shall agree in writing to terminate the Agreement; or

     (ii) during any period of three consecutive months, Dentsu and any of its Affiliates shall in the aggregate hold less than 5% of the outstanding Publicis Shares or voting rights in Publicis except as a result of a breach of this Agreement by Dentsu or any of its Affiliates.

     (c) Termination Upon Default

     Subject to Section 7.2(a), either Party may terminate the Agreement with immediate effect by notice to the other Party, without any other formalities being required, if such other Party is in material default under this Agreement and has failed to cure such default within 30 days following its receipt of notice of default from the other Party.

     (d) Effect of Termination

     In the event of the termination of this Agreement, this Agreement shall have no further force or effect except as expressly provided for herein, and no Party shall have any liability to the other Party hereunder except for any liability resulting from any Party’s breach of any of its obligations under this Agreement, provided that the provisions of Sections 9.2, 9.3, 9.4 shall survive any such termination.

     Section 8. Regulatory Matters

     Pursuant to Article L. 233-11 of the French Code de Commerce, the Parties shall cooperate (i) to file this Agreement with the Conseil des Marchés Financiers (the “CMF”) not later than 8 days following the date hereof for publication purposes, and (ii) to respond to any queries the CMF may have in connection therewith.

     Section 9. Miscellaneous

     9.1 Notices

     (a) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be either (i) personally delivered, (ii) sent by Federal Express or other reputable overnight courier or (iii) sent by telecopier (with a copy also sent by reputable overnight courier) to the Party for which it is intended at the following address:

(1)	if to Dentsu, to:

Dentsu Inc.
1-8-1 Higashi-Shimbashi
Minato-ku, Tokyo 105-7001, Japan
Attention: Mr. Fumio Oshima, Executive Vice President
Telecopier No. (813) 6217-5512

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, NY 10022, U. S. A.
Attention: Louis Begley and Gregory V. Gooding
Telecopier No. 212-909-6836

and

Debevoise & Plimpton
21, Avenue George V
75008 Paris, France
Attention: Antoine F. Kirry
Telecopier No. (33) 1 47 20 50 82

or to such other address as Dentsu may have designated by notice hereunder; and

(2)	if to Publicis, to:

Publicis Groupe S.A.
133, Avenue des Champs Elysées
75008 Paris, France
Attention: M. Maurice Lévy
Telecopier No. (33) 1 44 43 75 50
with a copy to:

Darrois Villey Maillot Brochier
69, avenue Victor Hugo
75116 Paris, France

Attention: M. Jean-Michel Darrois
Telecopier No. (33) 1 45 01 91 68

or to such other address as Publicis may have designated by notice hereunder.

     (b) Every notice, demand, request or other communication hereunder shall be deemed to have been duly given or served: (i) on the date on which personally delivered, with receipt acknowledged, (ii) two Business Days after timely delivery to Federal Express or other reputable overnight courier, if sent by courier or (iii) upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the communication have been transmitted without error, if sent by telecopy (subject to a copy of such communication also being sent by reputable overnight courier).

     9.2 Governing Law, etc.

     This Agreement shall be governed in all respects, including as to validity, interpretation and effect thereof, by the laws of the Republic of France.

     9.3 Arbitration

     (i) Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, shall be referred to and finally settled by arbitration conducted in accordance with the Arbitration Rules of the London Court of International Arbitration (the “LCIA Rules”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be Geneva, Switzerland. The arbitration shall be conducted in the English language, provided that either Party may submit testimony or documentary evidence in the French or Japanese language if it furnishes, upon the request of the other Party, interpretation or translation, as the case may be, into English of any such testimony or documentary evidence.

     (ii) The arbitration shall be conducted by three arbitrators. The Party commencing the arbitration (the “Claimant”) and the other Party (the “Respondent”) shall each nominate one arbitrator for appointment according to the procedure set forth in the LCIA Rules. The first two arbitrators so nominated shall nominate a third arbitrator within 30 days after the nomination of the second arbitrator. When the third arbitrator has accepted the nomination, the two arbitrators making the nomination shall promptly notify the Parties of the nomination. If the first two arbitrators appointed fail to nominate a third arbitrator or so to notify the Parties within the time period prescribed above, then the Président of the Tribunal de Première Instance du Canton de Genève shall nominate the third arbitrator and shall promptly notify the Parties of the nomination. The third arbitrator so appointed shall act as Chair of the arbitral tribunal.

     (iii) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

     9.4 Judicial Procedure

     Nothing in Section 9.3 shall be construed to prevent any Party from seeking from a court a temporary restraining order or other temporary or preliminary relief to preserve the status quo pending final resolution of a dispute, controversy or claim pursuant to Section 9.3, or if such Party makes a good faith determination that a breach of the terms of this Agreement by another Party is such that a temporary restraining order or other temporary or preliminary relief is the only appropriate and adequate remedy at such time.

     9.5 Binding Effect

     This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

     9.6 Assignment

     This Agreement will not be assignable or otherwise transferable by any Party without the prior written consent of the other Party.

     9.7 No Third-Party Beneficiaries

     Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, successors and permitted assigns.

     9.8 Amendment; Waivers, etc.

     No amendment, modification or discharge of this Agreement, and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or otherwise.

     9.9 Severability

     If any provision, including any phrase, sentence, clause or Section, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances will not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     9.10 Confidentiality

     The Parties shall keep this Agreement strictly confidential and will not disclose the provisions hereof except as may be required by Applicable Laws and stock exchange rules and to their respective advisers. Except as may be required by Applicable Laws or such rules, any press release or similar communication as to this Agreement by either Party must be reviewed and approved in advance in writing by the other Party, and the other Party must be given a reasonable opportunity to comment thereon.

     9.11 Execution Copies

     This Agreement shall be executed in four original copies, each of which shall be an original.

     9.12 Entire Agreement

     This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including without limitation the Publicis MOU and the letter agreement, dated March 7, 2002, among Dentsu, Publicis and Madame Badinter in respect of the Publicis MOU.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PUBLICIS GROUPE S.A. duly represented by:	DENTSU INC. duly represented by:

/s/ Maurice Lévy	/s/ Yutaka Narita

Maurice Lévy	Yutaka Narita
Président du Directoire	Chairman & CEO

Exhibit 1

Major Publicis Competitors

1.	WPP

2.	IPG

3.	Omnicom

4.	Havas

1

Exhibit 2

     Article 8, paragraphs 3, 4 and 7 of the Japanese Ministerial Regulation regarding Financial Statements 1

[1]	The original Exhibit to this Agreement contained, in addition to the English translation provided herein, the text of Article 8, paragraphs 3, 4, and 7 of the Japanese Ministerial Regulation regarding Financial Statements in Japanese.

1

English Translation of Article 8, paragraphs 3, 4 and 7 of the Japanese

Ministerial Regulation regarding Financial Statements

     Paragraph 3

     “Parent” means a corporation controlling an organ (general shareholders meeting and the like; hereinafter, the “Control Organ”) of another corporation (including other business entity (which may include foreign entity comparable thereto) such as partnership and the like) which decides the policy of finance, operation or business of such another corporation. “Subsidiary” means such another corporation. When the parent together with the subsidiary or the subsidiary controls the Control Organ of another corporation, such another corporation is deemed to be the subsidiary of the parent.

     Paragraph 4

     “A corporation controlling the Control Organ of another corporation” in paragraph 3 above mean the corporation as set forth in the following items: -

     1. A corporation which owns in its account the majority of the voting right of another corporation (excluding a corporation subject to the declaration of commencement of reorganization proceedings under the Corporate Reorganization Law, of rehabilitation proceedings under the Civil Rehabilitation Law or of corporate arrangement under the Commercial Code or of the bankruptcy under the Bankruptcy Law and other corporation subject to similar procedure, there existing no effective control relationship); or

     2. A corporation which owns in its account 40 percent or more (but 50 percent or less) of the voting right of another corporation, falling under any of the following: -

     a. Owning another corporation’s majority of voting right, when the voting right it holds in its own account, and the voting right held by those who are expected to exercise the voting right in the same way as the corporation because of close relationship between the two corporations based on investment, personnel affaires, funds, technology or business transactions, and those who have agreed to exercise the voting right in the same way, are aggregated;

     b. The directors, statutory auditors or employees (or those who had been such persons) of the corporation who may influence the determination of policies of another corporation in respect of its finance, operation or business occupy the majority of the members of the board of directors or the like;

     c. There is a contract controlling the decision-making of the material policy of finance, operation or business of another corporation;

2

     d. Majority of the aggregate amount of borrowings (including guarantee and providing of collateral) (only those which are shown on the liabilities part of sheet) of another corporation is made by the corporation (including the cases where the corporation holds the majority when the amount of borrowing made by those who have close relationship in respect of investment, personnel affairs, funds, technology and business transactions is aggregated to the amount held by the corporation);

     e. There is a fact by which it is inferred that the corporation controls another corporation’s Control Organ in the method other than a. to d. as above; or

     3. A corporation which owns majority of another corporation’s voting right when the voting right it owns in its account, and the voting rights held by those who are expected to exercise the voting rights in the same way as the corporation because of close relationship between the two corporations based on investment, personnel affairs, fund, technology or business transactions, and the voting right held by those who have agreed to exercise the voting right in the same way as the corporation (including the cases where none of the voting right is held in its account), are aggregated, provided that the corporation must fall under any of 2. b. to e. as above.

Paragraph 7

     A special purpose company (meaning the Special Purpose Company as defined in paragraph 3 of Article 2 of the Asset Securitization Law and the entity operating the same type of business as such Special Purpose Company, change in the corporate purpose of which is restricted) is considered to be independent of investors in the relevant special purpose company or a company which sold its asset to the relevant special purpose company (such investors and company are hereinafter referred to as investors), and notwithstanding the provisions of paragraphs 3 and 4 above, is presumed not to be a subsidiary of such investors, if and when the special purpose company has been incorporated for the purpose of enabling the holders of the securities issued by the special purpose company to enjoy the benefit generated from the asset which the special purpose company purchased at the fair price and the business of the special purpose company is properly operated in compliance with such purpose.

3

Exhibit 3

     Form of By-laws (statuts) of Special Purpose Entity (Société en Participation) 2

[2]	The original Exhibit to this Agreement contained, in addition to the English translation provided herein, the text of the Form of By-laws (statuts) of Special Purpose Entity (Société én Participation) in French.

1

English Translation of Form of By-laws (statuts) of Special Purpose
Entity (Société en Participation)

PARTNERSHIP

(“Société en Participation”)

2

     BETWEEN:

•	Dentsu, a company organized under the laws of Japan with its registered office at 1-8-1 Higashi-Shimbashi, Minato-ku, Tokyo 105-7001, Japan (hereafter “Dentsu”);

On the one hand,

AND

•	Madame Elisabeth Badinter, born on March 5, 1944 and residing at 38, rue Guynemer, 75005 Paris;

On the other hand

     IN THE PRESENCE OF:

•	Publicis, a société anonyme with a capital of 78,118,930 euros, with its registered office at 133, avenue des Champs-Elysées, 75008 Paris, and registered at the Registre du Commerce de Paris under the number 542 080 601.

Madame Elisabeth Badinter and Dentsu being also individually defined as a “Party” and together as the “Parties”.

WHEREAS:

The Parties are the two principal shareholders of Publicis and signatories of an agreement dated July    , 2003, organizing their relations (the "Agreement”).

The Agreement provides, among other things, that the participation of Dentsu in Publicis may not exceed 15% of voting rights, the enjoyment (“jouissance”) of shares of Publicis with voting rights that exceed such 15% threshold being required to be contributed to a partnership (“Société en participation”) of which Madame Badinter would be the Manager appointed pursuant to its articles.

The Parties have wished to establish the articles of the partnership.

THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 — FORM OF THE PARTNERSHIP

The partners have organized a partnership (“Société en participation”) (the "Partnership”) governed by the articles 1871 et seq. of the French Civil Code and by the present articles.

3

The Partnership will not constitute a legal entity. It will be disclosed to third parties, and in particular to Publicis, to which the transfer of the enjoyment of shares of Publicis by the Parties as determined pursuant to article 5 below is notified hereby.

The Parties will continue to own fully and individually all of their shares of Publicis, only the enjoyment of shares of Publicis as determined pursuant to article 5 below being transferred to the Partnership, it being understood that the Parties will continue to receive directly the income (including dividends, other distributions, preferential subscription rights and priority subscription period, liquidation surplus) with respect to shares of Publicis the enjoyment of which is contributed to the Partnership pursuant to article 5 below.

ARTICLE 2 — PURPOSE

The purpose of the Partnership is to:

•	exercise voting rights attached to shares of Publicis the enjoyment of which is contributed to it in accordance with article 5 below; and

•	take all actions necessary to achieve its purpose.

ARTICLE 3 — TERM

The term of the Partnership will commence on the date of the signature hereof and will end on the earlier of (i) the expiration of a ten-year period and (ii) the termination date of the Agreement, except in the event of extension or prior dissolution, decided by the partners unanimously.

ARTICLE 4 — NAME — REGISTERED OFFICE

4.1	The Partnership will be called by the partners [ ].

4.2	The registered office of the Partnership will be located at [ ].

ARTICLE 5 — CONTRIBUTIONS

5.1	Dentsu contributes to the Partnership, for the duration set forth in article 5.2, the enjoyment of [ ] shares of Publicis it owns at the date hereof, which shares have, in the aggregate, [ ] voting rights attached to them. In addition, Dentsu will contribute to the Partnership, for the duration set forth in article 5.2, the enjoyment of every share of Publicis it may hold and which would cause Dentsu to exceed the threshold of ownership of 15% of voting rights.

Madame Badinter contributes to the Partnership, for the term thereof, the right to enjoyment of one share of Publicis.

For the purposes of these articles, the enjoyment of shares of Publicis contributed by the Parties will mean the enjoyment and exercise of voting

4

rights attached to such shares at general meetings of shareholders, whether ordinary, extraordinary or mixed.

It is hereby confirmed that each Party continues to own fully and individually all of shares of Publicis that it holds or may hold and that each Party continues to retain fully and individually all economic rights (including dividends, other distributions, preferential subscription rights and priority subscription period, liquidation surplus) with respect to each share of Publicis the enjoyment of which is contributed to the Partnership.

Each Party also contributes in cash the sum of 100 euros.

5.2	If, during the duration of the Partnership, Dentsu’s shareholding in Publicis (excluding those shares as to which the right to enjoyment has been contributed to the Partnership), as reflected in a “Challenge Notice”, or in an “Interim Basic Notice”, as defined in the Agreement, entitles it to voting rights below 15% of the voting rights, the contribution of the right to enjoyment will immediately end in order to allow Dentsu to reach the threshold of ownership of 15% of voting rights in Publicis. In the event that any “Basic Notice,” as defined in the Agreement, will specify that Dentsu’s shareholding in Publicis (excluding those shares as to which the right to enjoyment has been contributed to the Partnership) entitles it to voting rights below 15% and no Challenge Notice has been issued in respect of such Basic Notice within the time limit set forth in the Agreement, the right to enjoyment will immediately end pursuant to the conditions described above on the basis of the information contained in such Basic Notice.

The end of the contribution of rights to enjoyment will be binding on Publicis and on Madame Elisabeth Badinter each of whom will take all actions necessary to allow Dentsu to exercise immediately the voting rights so released.

ARTICLE 6 — INTERESTS

The interests of the partners are represented, as between them, by interests proportionate to the number of shares of Publicis the enjoyment of which has been contributed pursuant to article 5 above.

The interests of the partners may not be represented by negotiable instruments. The rights of each partner result only from these articles, instruments that may modify the articles and valid transfers.

ARTICLE 7 — MANAGEMENT

7.1	The Partnership will be managed by a (1) Manager (the “Manager”), appointed and dismissed unanimously by the Parties (including the Manager) on three months’ notice.

5

7.2	The first Manager of the Partnership will be Madame Badinter, appointed for the term of the Partnership.

7.3	The compensation of the Manager will be fixed unanimously by the partners.

7.4	The Manager will manage the Partnership and among other things shall exercise the rights attached to the enjoyment of shares of Publicis contributed by the partners pursuant to article 5 above, in furtherance of its purpose and in compliance with the decisions of the partners and with applicable laws.

ARTICLE 8 — TRANSFER OF INTERESTS

The transfer of interests in the Partnership must be authorized by the Manager, who may refuse without justification of motives.

A Party desiring to transfer its interests shall give to the Manager notice thereof. Such notice (the “Transfer Notice”) shall specify:

•	the number of interests to be transferred (the “Interests Concerned”);

•	the price or, if there is no consideration in cash for such transfer, the equivalent price and conditions of payment desired.

The Manager shall have a period of six (6) months from the date of the receipt of the Transfer Notice to notify to such Party her decision to accept or not the transfer.

Notwithstanding the above, the transfer of interests to the legal successors, and in the case of Dentsu, also to “Permitted Dentsu Transferees”, as defined in, and in accordance with, the Agreement, shall not require authorization.

ARTICLE 9 — FINANCIAL STATEMENTS — ALLOCATION OF PROFITS

9.1	The Partnership’s accounts will be kept by the Manager.

The Manager will prepare the Partnership’s balance sheet, the profit and loss statement and the notes thereto as of December of each year, and for the first time as of December 31, 2003. Such financial statements will be prepared within 2 months of the end of each period.

9.2	Such financial statements will be submitted for unanimous approval by partners.

9.3	The profits or losses as approved will be divided or assumed by the partners in proportion to their interests.

6

ARTICLE 10 — FINANCING OF THE PARTNERSHIP

The Parties undertake at the Manager’s request to contribute as working capital all amounts necessary for the financing of the Partnership’s operations.

Such contributions will be made proportionately to the rights to profits and losses, up to an aggregate amount of [   ] € per fiscal year.

ARTICLE 11 — LIQUIDATION

At the expiration of the term provided by the article Term or in the event of prior dissolution the Manager will prepare the liquidation accounts of the Partnership.

The liquidation surplus, if any, or the allocation of possible losses, will follow the regulations provided for the allocation of profits.

ARTICLE 12 — MODIFICATIONS

These articles may be modified by the partners unanimously. Each modification shall be in writing and shall take effect only after such decision.

ARTICLE 13 — APPLICABLE LAW — LEGAL CAPACITY

13.1	These articles are governed by French law.

13.2	All disputes arising between the partners as to the validity, interpretation or the execution of present articles will be referred to and finally settled by arbitration conducted in accordance with the Arbitration Rules of the London Court of International Arbitration (the “LCIA Rules”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration will be Geneva, Switzerland. The arbitration will be conducted in the English language, provided that either Party may submit testimony or documentary evidence in the French or Japanese language if it furnishes, upon the request of the other Party, interpretation or translation, as the case may be, into English of any such testimony or documentary evidence.

The arbitration will be conducted by three arbitrators. The Party commencing the arbitration (the “Claimant”) and the other Party (the “Respondent”) will each nominate one arbitrator for appointment according to the procedure set forth in the LCIA Rules. The first two arbitrators so nominated will nominate a third arbitrator within 30 days after the nomination of the second arbitrator. When the third arbitrator has accepted the nomination, the two arbitrators making the nomination will promptly notify the Parties of the nomination. If the first two arbitrators appointed fail to nominate a third arbitrator or so to notify the Parties within the time period prescribed above, then the Président of the Tribunal de Première Instance du Canton de Genève will nominate the

7

third arbitrator and will promptly notify the Parties of the nomination. The third arbitrator so-appointed will act as Chair of the arbitral tribunal.

The arbitral award will be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

13.3	Nothing in article 13.2 will be construed to prevent any Party from seeking from a court a temporary restraining order or other temporary or preliminary relief to preserve the status quo pending final resolution of a dispute, controversy or claim pursuant to article 13.2, or if such Party makes a good faith determination that a breach of these articles by another Party is such that a temporary restraining order or other temporary or preliminary relief is the only appropriate and adequate remedy at such time.

Executed in [ ] duplicate originals, including one for registration.

Location:

Date:

8